Exhibit 10.1

MYREXIS, INC.

305 Chipeta Way

Salt Lake City, UT 84108

August 6, 2012

Bulldog Investors

Park 80 West

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

Attn: Andrew Dakos

Dear Andrew:

This letter is addressed to your attention for each and all of the Bulldog Investors, Brooklyn Capital Management LLC, Phillip Goldstein and you (collectively, the “Bulldog Investors Group” or “you”), who you informed us by your letter to us dated June 11, 2012, which has been supplemented by another letter from you to us dated today’s date, are treated as a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to memorialize the agreement regarding the basis upon which one or more of the persons and entities in the Bulldog Investors Group may acquire additional shares or other securities in Myrexis, Inc. (“Myrexis” or “we”).

As you know, we adopted a Tax Benefits Preservation Rights Plan (the “Plan”) on March 29, 2012, which we announced the next day, to enable our Board of Directors (the “Board”) to protect the use of our net operating losses and certain other tax attributes under Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (together, “Section 382”). We and you hereby agree that it is valuable to Myrexis and also to the Bulldog Investors Group for the Board to be able to manage the usability of such tax attributes, while guarding against any person or entity included in the Bulldog Investors Group’s triggering highly dilutive, and therefore adverse, provisions of the Plan. We and you also hereby agree that it is important to be clear about the voting commitment you are making which is a material element of this letter agreement.

Our agreement with the persons and entities included in the Bulldog Investors Group is as follows:

•

The Myrexis shares and any other Myrexis securities constituting “stock” (as defined under Section 382) owned by all of the persons and entities in the Bulldog Investors Group, including any securities or rights or interests with respect to securities of Myrexis the ownership or holding of which by any other person or entity would be aggregated with any securities of Myrexis owned by you, must not at any time from now through the completion of the 2013 annual meeting of shareholders exceed 9.9% ownership in Myrexis; and

August 6, 2012

•

On any matter presented to Myrexis’ shareholders for their vote (or written consent in the case of any action by shareholders by written consent in lieu of a meeting), by whomever presented, including any director election or any other proposal presented for a shareholder vote (or written consent), from now through the completion of the 2013 annual meeting of shareholders, the persons and entities included in the Bulldog Investors Group and their affiliates will cause (or cause to have delivered their written consents with respect to) all Myrexis’ shares owned by them to be voted as recommended by the Board and provide evidence thereof reasonably acceptable to Myrexis at least five (5) business days prior to any meeting at which they are required to cause such shares to be so voted, provided that either:

•	Jason Aryeh is included in the majority of the Board approving the recommendation; or

•

Jason Aryeh abstains or otherwise does not vote as a member of the Board on the recommendation, but he concurs with the Board’s recommendation, including by, but not limited to, voting shares he owns or controls.

For purposes of this letter agreement, “own” and variations thereof with respect to share or other securities of Myrexis shall have the same meanings as under Section 382 during the time when the Plan is in effect and otherwise shall mean “beneficial own” and variations thereof under the Exchange Act.

Money damages will not be an adequate remedy for any breach of this letter agreement by any person or entity included in the Bulldog Investors Group. Accordingly, Myrexis shall be entitled to equitable relief, including, without limitation, an injunction and an order of specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to Myrexis.

This letter agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of laws provisions thereof that would result in the application of the law of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection which such party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or in the courts of the United States of America located in the State of Delaware, and hereby further

August 6, 2012

irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, arrangements, understandings and discussions between the parties regarding such subject matter. No provision in this letter agreement can be waived, modified or amended except by written consent of the parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. Neither this agreement nor any of the rights and/or obligations hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment or transfer by any party not in accordance herewith shall be null and void. This agreement is for the benefit of the parties and their respective successors and permitted assigns. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

This letter agreement may be executed in multiple counterparts, any of which may be delivered via facsimile, PDF, or other forms of electronic delivery, each of which will be deemed an original and all of which, taken together, will constitute one agreement.

Please confirm the agreement of each member of the Bulldog Investors Group for whom you have voting authority with the foregoing by countersigning below and returning to Myrexis an identical counterpart of this letter agreement, whereupon this letter agreement shall take effect as an agreement between Myrexis, on the one hand, and each member of the Bulldog Investors Group, on the other hand.

Very truly yours,

MYREXIS, INC.

By:	/s/ Richard B. Brewer
	Name:	Richard B. Brewer
	Title:	President

August 6, 2012

ACCEPTED AND AGREED TO:

BULLDOG INVESTORS

By:	/s/ Phillip Goldstein
	Name:	Phillip Goldstein
	Title:	Principal

BROOKLYN CAPITAL MANAGEMENT LLC

By:	/s/ Phillip Goldstein
	Name:	Phillip Goldstein
	Title:	Principal